EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-1 (File No. 333-257890) of our report dated April 15, 2022, relating to the financial statements of Bloomios, Inc. for the years ended December 31, 2021 and 2020 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Certified Public Accountants

Lakewood, CO

November 10, 2022